Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Provides Update on Loan Deferrals

Schedules Third Quarter 2020 Earnings Conference Call

MOLINE, IL, October 5, 2020 -- QCR Holdings, Inc. (NASDAQ: QCRH) today provided an update on its Loan Relief Program (“LRP”), which was implemented to assist clients impacted by the COVID-19 pandemic. As of September 30, 2020, the total dollar amount of loans and leases participating in a second round of deferrals was $83 million, representing 1.95% of total loans and leases. This compares to round one participation of $575 million, or 13.53% of total loans and leases.

“We are very pleased that we outperformed guidance provided in July, as a significant number of clients exited the LRP and resumed payments,” said Larry J. Helling, Chief Executive Officer. “We believe this speaks to the high quality of our loan portfolio and the resiliency of our local markets. Our communities are experiencing unemployment rates lower than the national average, and conditions continue to improve as pandemic-impacted jobs return at a faster pace than the rest of the country.”

The Company has included a supplemental presentation that provides further information regarding the Company’s loan exposures. Investors, analysts and other interested persons may find this presentation on the SEC’s EDGAR filing system at www.sec.gov/edgar.shtml, or on the Company’s website at www.qcrh.com.

The Company plans to release third quarter earnings results after the market closes on Tuesday, October 27, 2020. Management will host a conference call and webcast the next day, Wednesday, October 28, 2020, at 10 a.m. Central Time to discuss the results. Shareholders, analysts and other interested parties are invited to join.

Dial-in information for the call is 888-346-9286 (international 412-317-5253). Participants should request to join the QCR Holdings, Inc. call. The event will be archived and available for replay through Nov. 11, 2020. The replay access information is 877-344-7529 (international 412-317-0088); access code 10148155.

A webcast of the teleconference can be accessed at the Company’s News and Events page at www.qcrh.com. An archived version of the webcast will be available at the same location shortly after the live event has ended.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly-owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin, and Missouri. As of June 30, 2020, the Company had approximately $5.6 billion in assets, $4.1 billion in loans and $4.3 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies (including the impact of the 2020 presidential election and the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats and attacks, widespread disease or pandemics (including the COVID-19 epidemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events; (iii) changes in accounting policies and practices (including the new current expected credit loss (CECL) impairment standards, that will change how the Company estimates credit losses); (iv) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of LIBOR phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (ix) the loss of key executives or employees; (x) changes in consumer spending; and (xi) unexpected outcomes of existing or new litigation involving the Company. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President,
Chief Operating Officer	Corporate Communications
Chief Financial Officer	Investor Relations Manager
(309) 743-7745	(319) 743-7006
tgipple@qcrh.com	kgarrett@qcrh.com